Exhibit 10.18

Greer State Bank

Supplemental Life Insurance Agreement

GREER STATE BANK

SUPPLEMENTAL LIFE INSURANCE AGREEMENT

NOTHING IN THIS AGREEMENT SHALL CREATE OR BE DEEMED TO CREATE AN

EMPLOYMENT AGREEMENT EITHER EXPRESS OR IMPLIED.

THIS SPLIT DOLLAR AGREEMENT (the “Agreement”) is adopted this 27th day of February, 2007, by and between Greer State Bank, a state-chartered commercial located in Greer, South Carolina (the “Company”), and Victor K. Grout (the “Executive”).

The purpose of this Agreement is to retain and reward the Executive, by dividing the death proceeds of certain life insurance policies which are owned by the Company on the life of the Executive with the designated beneficiary of the Executive. The Company will pay the life insurance premiums from its general assets.

Article 1

Definitions

Whenever used in this Agreement, the following terms shall have the meanings specified:

1.1	“Beneficiary” means each designated person, or the estate of the deceased Executive, entitled to benefits, if any, upon the death of the Executive.

1.2	“Beneficiary Designation Form” means the form established from time to time by the Plan Administrator that the Executive completes, signs and returns to the Plan Administrator to designate one or more Beneficiaries.

1.3	“Board” means the Board of Directors of the Company as from time to time constituted.

1.4	“Code” means the Internal Revenue Code of 1986, as amended.

1.5	“Company’s Interest” means the benefit set forth in Section 2.1.

1.6	“Executive’s Interest” means the benefit set forth in Section 2.2 payable only upon the Executive’s death.

1.7	“Insured” means the Executive.

1.8	“Insurer” means the insurance company issuing the Policy on the life of the Executive.

1.9	“Net Death Proceeds” means the total death proceeds of the Policy less any outstanding indebtedness to the Insurer minus the greater of (i) the cash surrender value or (ii) the aggregate premiums paid by the Company.

1.10	“Plan Administrator” means the plan administrator described in Article 10.

Greer State Bank

Supplemental Life Insurance Agreement

1.11	“Policy” or “Policies” means the individual insurance policy or policies owned by the Company solely for purposes of insuring the Executive’s life under this Agreement.

1.12	“Termination of Employment” means the termination of Executive’s employment for any reason, voluntarily or involuntarily, other than a leave of absence approved by the Company.

Article 2

Policy Ownership/Interests

2.1	Company’s Interest. The Company’s Interest in the Policy is an amount equal to the total death proceeds and cash surrender value of the Policy less the Executive’s Interest (if any) described in Section 2.2. The Company shall be the beneficiary of the Company’s Interest. The Company shall own the Policy and shall have the right to exercise all incidents of ownership except that the Company shall not sell, surrender or transfer ownership of a Policy so long as there is an Executive’s Interest in the Policy as described in Section 2.2. However, the Company may replace the Policy with a policy that provides comparable death benefits to cover the benefit provided under this Agreement. This provision shall not impair the right of the Company, subject to Article 8, to terminate this Agreement.

2.2	Executive’s Interest. The Executive’s Interest in the Policy is an amount equal to the lesser of a) the Net Death Proceeds at the time of the Executive’s death, or b) Thirty Five Thousand Dollars ($35,000). Upon Termination of Employment the Executive shall forfeit all rights under the Policy and this agreement.

Article 3

Premiums and Imputed Income

3.1	Premium Payment. The Company shall pay all premiums due on all Policies.

3.2	Economic Benefit. The Company shall determine the economic benefit attributable to the Executive based on the life insurance premium factor for the Executive’s age multiplied by the aggregate death benefit payable to the Beneficiary. The “life insurance premium factor” is the minimum factor applicable under guidance published pursuant to Treasury Reg. § 1.61-22(d)(3)(ii) or any subsequent authority.

3.3	Imputed Income. The Company shall impute the economic benefit to the Executive on an annual basis, by adding the economic benefit to the Executive’s W-2, or if applicable, Form 1099.

Article 4

Beneficiaries

4.1	Beneficiary. The Executive shall have the right, at any time, to designate a Beneficiary to receive the Executive’s Interest under this Agreement upon the death of the Executive. The Beneficiary designated under this Agreement may be the same as or different from the Beneficiary designated under any other Agreement of the Company in which the Executive participates.

Greer State Bank

Supplemental Life Insurance Agreement

4.2	Beneficiary Designation; Change. The Executive shall designate a Beneficiary by completing and signing the Beneficiary Designation Form, and delivering it to the Company or its designated agent. The Executive’s beneficiary designation shall be deemed automatically revoked if the Beneficiary predeceases the Executive or if the Executive names a spouse as Beneficiary and the marriage is subsequently dissolved. The Executive shall have the right to change a Beneficiary by completing, signing and otherwise complying with the terms of the Beneficiary Designation Form and the Company’s rules and procedures, as in effect from time to time. Upon the acceptance by the Company of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be cancelled. The Company shall be entitled to rely on the last Beneficiary Designation Form filed by the Executive and accepted by the Company prior to the Executive’s death.

4.3	Acknowledgment. No designation or change in designation of a Beneficiary shall be effective until received, accepted and acknowledged in writing by the Company or its designated agent.

4.4	No Beneficiary Designation. If the Executive dies without a valid designation of Beneficiary, or if all designated Beneficiaries predecease the Executive, then the Executive’s surviving spouse shall be the designated Beneficiary. If the Executive has no surviving spouse, the benefits shall be made payable to the Executive’s estate.

4.5	Facility of Payment. If the Company determines in its discretion that a benefit is to be paid to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of that person’s property, the Company may direct payment of such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person. The Company may require proof of incompetence, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Any payment of a benefit shall be a payment for the account of the Executive and the Executive’s Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Agreement for such payment amount.

Article 5

Assignment

The Executive shall not assign all or part of the Executive’s Interest in the Agreement and any attempted Assignment shall be null and void, ab initio.

Article 6

Insurer

The Insurer shall be bound only by the terms of its given Policy. The Insurer shall not be bound by or deemed to have notice of the provisions of this Agreement. The Insurer shall have the right to rely on the Company’s representations with regard to any definitions, interpretations or Policy interests as specified under this Agreement.

Greer State Bank

Supplemental Life Insurance Agreement

Article 7

Claims And Review Procedure

7.1	Claims Procedure. The Executive or Beneficiary (“claimant”) who has not received benefits under the Agreement that he or she believes should be paid shall make a claim for such benefits as follows:

7.1.1	Initiation – Written Claim. The claimant initiates a claim by submitting to the Plan Administrator a written claim for the benefits. If such a claim relates to the contents of a notice received by the claimant, the claim must be made within sixty (60) days after such notice was received by the claimant. All other claims must be made within one hundred eighty (180) days of the date on which the event that caused the claim to arise occurred. The claim must state with particularity the determination desired by the claimant.

7.1.2	Timing of Company Response. The Company shall respond to such claimant within ninety (90) days after receiving the claim. If the Company determines that special circumstances require additional time for processing the claim, the Company can extend the response period by an additional ninety (90) days by notifying the claimant in writing, prior to the end of the initial ninety (90) day period that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Company expects to render its decision.

7.1.3	Notice of Decision. If the Company denies part or the entire claim, the Company shall notify the claimant in writing of such denial. The Company shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

(a)	The specific reasons for the denial;
(b)	A reference to the specific provisions of the Agreement on which the denial is based;
(c)	A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed;
(d)	An explanation of the Agreement’s review procedures and the time limits applicable to such procedures; and
(e)	A statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

7.2	Review Procedure. If the Company denies part or the entire claim, the claimant shall have the opportunity for a full and fair review by the Company of the denial, as follows:

7.2.1	Initiation – Written Request. To initiate the review, the claimant, within sixty (60) days after receiving the Company’s notice of denial, must file with the Company a written request for review.

Greer State Bank

Supplemental Life Insurance Agreement

7.2.2	Additional Submissions – Information Access. The claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Company shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits.

7.2.3	Considerations on Review. In considering the review, the Company shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

7.2.4	Timing of Company’s Response. The Company shall respond in writing to such claimant within sixty (60) days after receiving the request for review. If the Company determines that special circumstances require additional time for processing the claim, the Company can extend the response period by an additional sixty (60) days by notifying the claimant in writing, prior to the end of the initial sixty (60) day period that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Company expects to render its decision.

7.2.5	Notice of Decision. The Company shall notify the claimant in writing of its decision on review. The Company shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

(a)	The specific reasons for the denial;
(b)	A reference to the specific provisions of the Agreement on which the denial is based;
(c)	A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits; and
(d)	A statement of the claimant’s right to bring a civil action under ERISA Section 502(a).

Article 8

Amendments And Termination

8.1	Amendment or Termination of Agreement. The Company may amend or terminate this Agreement at any time prior to the Executive’s death. Such amendment or termination shall be by written notice to the Executive. In the event that the Company decides to maintain the Policy after the termination of the Agreement, the Company shall be the direct beneficiary of the entire death proceeds of the Policy. In the event of termination the Executive and the Executive’s Beneficiary shall have no right or interest of any kind in the Policy.

8.2

Option to Purchase Upon Termination. If the Company exercises the right to terminate the Agreement, the Company shall not sell, surrender or transfer ownership of a Policy without first giving the Executive or the Executive’s transferee the option to purchase the

Greer State Bank

Supplemental Life Insurance Agreement

Policy for a period of sixty (60) days from written notice of such intention. The purchase price shall be equal to an amount greater of (a) the premiums paid or (b) the cash surrender value of the Policy.

Article 9

General Limitations

9.1	Removal. Notwithstanding any provision of this Agreement to the contrary, the Executive’s rights in the Agreement shall terminate if the Executive is subject to a final removal or prohibition order issued by an appropriate federal banking agency pursuant to Section 8(e) of the Federal Deposit Insurance Act (“FDIA”).

9.2	Suicide or Misstatement. No benefits shall be payable if the Executive commits suicide within two (2) years after the date of this Agreement, or if the insurance company denies coverage (i) for material misstatements of fact made by the Executive on any application for life insurance purchased by the Company, or (ii) for any other reason; provided, however that the Company shall evaluate the reason for the denial, and upon advice of legal counsel and in its sole discretion, consider judicially challenging any denial.

Article 10

Administration

10.1	Company Duties. This Agreement shall be administered by the Company which shall consist of the Board, or such committee or persons as the Board may designate. The Company shall also have the discretion and authority to (i) make, amend, interpret and enforce all appropriate rules and regulations for the administration of this Agreement and (ii) decide or resolve any and all questions including interpretations of this Agreement, as may arise in connection with this Agreement.

10.2	Agents. In the administration of this Agreement, the Company may employ agents and delegate to them such administrative duties as it sees fit, (including acting through a duly appointed representative), and may from time to time consult with counsel who may be counsel to the Company.

10.3	Binding Effect of Decisions. The decision or action of the Company with respect to any question arising out of or in connection with the administration, interpretation and application of this Agreement and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in this Agreement.

10.4	Indemnity of Company. The Company shall indemnify and hold harmless the Board of Directors and officers of the Company against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Agreement, except in the case of willful misconduct by the Company or any of its Board of Directors or its officers.

Greer State Bank

Supplemental Life Insurance Agreement

Article 11

Miscellaneous

11.1	Binding Effect. This Agreement shall bind the Executive and the Company, and their heirs, beneficiaries, survivors, successors, personal representatives, and transferees.

11.2	No Guarantee of Employment. This Agreement is not an employment policy or contract. It does not give the Executive the right to remain an employee of the Company, nor does it interfere with the Company’s right to discharge the Executive. It also does not require the Executive to remain an employee nor interfere with the Executive’s right to terminate employment at any time.

11.3	Applicable Law. The Agreement and all rights hereunder shall be governed by and construed according to the laws of the State of South Carolina, except to the extent preempted by the laws of the United States of America.

11.4	Reorganization. The Company shall not merge or consolidate into or with another company, or reorganize, or sell substantially all of its assets to another company, firm or person unless such succeeding or continuing company, firm or person agrees to assume and discharge the obligations of the Company under this Agreement. Upon the occurrence of such event, the term “Company” as used in this Agreement shall be deemed to refer to the successor or survivor company.

11.5	Notice. Any notice or filing required or permitted to be given to the Company under this Agreement shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail with return receipt requested, to the address below:

1111 West Poinsett Street
Greer, SC 29652

Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark or the receipt for registration or certification.

Any notice or filing required or permitted to be given to the Executive under this Agreement shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail with return receipt requested, to the last known address of the Executive.

11.6	Entire Agreement. This Agreement, along with the Executive’s Beneficiary Designation Form constitute the entire agreement between the Company and the Executive as to the subject matter hereof. No rights are granted to the Executive under this Agreement other than those specifically set forth herein.

Greer State Bank

Supplemental Life Insurance Agreement

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date indicated above.

EXECUTIVE:	Greer State Bank

/s/ Victor K. Grout	By	/s/ Kenneth M. Harper
Victor K. Grout	Title	President